The Commonwealth of Massachusetts
Number                                                                    Shares
**1**                                                                     *100**
                           JWB AGGRESSIVE GROWTH FUND
                          Aggressive Growth Portfolio
                           par value $0.01 per share

This Certifies that **Barbara D. Gilmore of Peabody is the owner of **100** Shares in the Aggressive Growth Portfolio of JWB Aggressive Growth Fund created by a Declaration of Trust dated October 10, 1995 and recorder with Secretary of State of The Commonwealth of Massachusetts which shares are fully paid and non-assessable, and subject to the provisions of this Trust, are transferable by assignment endorsed thereon, and, the surrender of this certificate.

IN WITNESS WHEREOF, the Trustees hereunto set their hands and have caused their seal to be affixed hereto this Tenth day of October A.D. 1995.

/s/ Bryan G. Tyson                                            /s/ Bryan G. Tyson
President                                                     Treasurer

                                     POWER
FOR VALUE RECEIVED, the undersigned hereby sells, assigns, conveys and transfers unto _________________ one hundred (100) shares of beneficial interest, par value $.01 per share, of the Aggressive Growth Portfolio of JWB Aggressive Growth Fund, a trust with transferable shares under Massachusetts law, standing in the name of the undersigned on the books of said trust represented by certificate no. 1 herewith, and does hereby irrevocably constitute and appoint John W. Bagwell, Trustee true and lawful attorney to make and execute all necessary acts of assignment and transfer thereof, including without limitation transferring said shares on the books of said trust, with full power of substitution in the premises.

Dated: 12/14/95                         /s/ Barbara D. Gilmore
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